EXHIBIT 10.3(f)

Description of Performance Criteria
Related to 2005 PARSAP Agreements
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The primary performance criterion for the 2005 PARSAP awards, established at the beginning of each performance period, is the registrant's total shareholder return (TSR) ranking in the Top 30 peer group after three years, and the registrant's TSR must be a positive number. If the primary criterion is not met, the award will vest on an accelerated basis only if the registrant's operating earnings per share (EPS) growth rate and average operating return on equity (ROE) rankings within the Top 30 peer group exceed pre-established thresholds, and TSR is a positive number. The "Top 30" bank peer group consists of the top 30 bank holding companies in the U.S. based on asset size as reported in The American Banker.